TII NETWORK TECHNOLOGIES REPORTS

THIRD QUARTER 2009 RESULTS

EDGEWOOD, NY – November 9, 2009 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and nine months ended September 30, 2009.

Net sales for the three months ended September 30, 2009 were $7,460,000 compared to $8,521,000 in the comparable prior year period, a decrease of $1,061,000 or 12.5%. Net sales for the nine months ended September 30, 2009 were $19,703,000 compared to $27,248,000 in the comparable prior year period, a decrease of $7,545,000 or 27.7%. The decrease in the 2009 periods was primarily due to the economic downturn, which has negatively impacted sales of our connectivity and network interface device products, and the loss of landlines by the service providers which has negatively impacted sales of our network interface device products. Additionally, in the three months ended September 30, 2009, the decrease in sales was partially offset by an increase in sales of our broadband products into the growing broadband market and to new customers.

Operating income for the three months ended September 30, 2009 was $90,000 compared to $311,000 in the comparable prior year period, a decrease of $221,000. The decrease was primarily attributable to a $650,000 decrease in gross profit, partially offset by a $429,000 reduction in operating expenses. Operating loss for the nine months ended September 30, 2009 was $24,000 compared to operating income of $1,207,000 in the comparable prior year period, a decrease of $1,231,000. The decrease was primarily attributable to a $3,086,000 decrease in gross profit, partially offset by a $1,855,000 reduction in operating expenses. The decrease in our gross profit in the 2009 periods was due to the decrease in sales and an increase in air freight and expediting costs incurred to satisfy an increase in demand for products with contracted delivery requirements. We previously reduced the production of these products due to the sharp reduction in demand from our customers in the prior quarters as a result of the impact of the global recession. The reduction in operating expenses in the 2009 periods was primarily due to cost reduction measures implemented in 2008 and early 2009 (the largest being a decrease in salary and related benefits resulting from a decrease in headcount), a decrease in commission expense resulting from the decrease in sales and, in the 2009 nine month period, there was a decrease in professional and consulting fees.

Net income for the three months ended September 30, 2009 was $104,000, or $0.01 per diluted share, compared to $126,000, or $0.01 per diluted share, for the same prior year period, a decrease of $22,000. The current quarter results include a tax benefit of $13,000 compared to a tax provision of $192,000 in the same prior year period. Net loss for the nine months ended September 30, 2009 was $81,000, or $0.01 per diluted share, compared to net income of $646,000, or $0.05 per diluted share, for the same prior year period, a decrease of $727,000. The results for the nine months ended September 30, 2009 include a tax provision of $62,000 compared to $591,000 in the same prior year period. Our income tax provision for each period consists of amounts necessary to align our year-to-date tax provision with the effective tax rate we expect to achieve for the full year. That rate differs from the U.S. statutory rate primarily as a result of the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes, state taxes and, additionally, in the 2009 periods, an increase in the valuation allowance against deferred tax assets for our estimate of state net operating losses that are likely to expire unutilized.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The sequential increase in sales for the quarter was due to the improving economy’s positive impact on our markets and sales to new customers from recent market share gains. Though total sales for the quarter were lower than the comparable prior year period, we are very pleased that sales of our more advanced broadband products were higher by almost 25%.

The decrease in gross profit margin for the quarter was to due to freight and expediting costs incurred to satisfy an increase in demand for certain products with contracted delivery requirements where inventory levels for these products had been reduced due to the economic downturn. Increased production levels of these products have enabled us to significantly reduce expediting costs and as a result we expect to return to historical gross profit margin levels in the fourth quarter.

We continue to manage our other operating expenses and balance sheet closely. Our operating expenses are down 22% or $1.9 million for the first nine months. Cash is now $12.3 million, up $4.0 million for the same period.

Though our sales have not yet recovered to prior year levels, we are confident that we are executing the right strategy and with the improved economic outlook, we expect that our profitability will also continue to improve.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found outdoors in the service provider’s distribution network, at the interface where the service provider’s network connects to the user’s network, and inside the user’s home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors. We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report. Among those factors are:

•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•

potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressure from customers to reduce pricing without achieving a commensurate reduction in costs;
•

the ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets into which we have been seeking to expand;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and our ability to win new contracts;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•

weather and similar conditions, including the effect of typhoons on our assembly facilities in the Pacific Rim which can disrupt product production, the effect of hurricanes in the United States which can increase the demand for our products and harsh winter conditions which can temporarily disrupt the installation of certain of our products by Telcos;

•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

CONTACT:

Tii Network Technologies, Inc.

(631) 789-5000

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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net sales	$7,460	$8,521	$19,703	$27,248
Cost of sales	5,237	5,648	13,110	17,569
Gross profit	2,223	2,873	6,593	9,679

Operating expenses:
Selling, general and administrative	1,767	2,067	5,417	6,854
Research and development	366	495	1,200	1,618
Total operating expenses	2,133	2,562	6,617	8,472

Operating income (loss)	90	311	(24)	1,207

Interest expense	(3)	(2)	(5)	(6)
Interest income	4	9	10	36

Income (loss) before income taxes	91	318	(19)	1,237

Income tax (benefit) provision	(13)	192	62	591

Net income (loss)	$104	$126	$(81)	$646

Net income (loss) per common share:
Basic and Diluted	$0.01	$0.01	$(0.01)	$0.05

Weighted average common shares outstanding:
Basic	13,595	13,560	13,577	13,533
Diluted	13,846	13,723	13,577	13,985

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,279	$8,282
Accounts receivable, net of allowance of $69 and $88 at
September 30, 2009 and December 31, 2008, respectively	2,125	3,906
Inventories, net	7,447	9,031
Deferred tax assets, net	611	697
Other current assets	439	175
Total current assets	22,901	22,091

Property, plant and equipment, net	8,248	8,877
Deferred tax assets, net	8,638	8,599
Other assets, net	184	154
Total assets	$39,971	$39,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,897	$2,090
Accrued liabilities	599	652
Total current liabilities and total liabilities	2,496	2,742

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating at December 31, 2008;
no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized;
14,015,853 shares issued and 13,998,216 shares outstanding as of
September 30, 2009, and 13,787,429 shares issued and 13,769,792 shares
outstanding as of December 31, 2008	140	138
Additional paid-in capital	42,837	42,262
Accumulated deficit	(5,221)	(5,140)
	37,756	37,260
Less: Treasury shares, at cost, 17,637 common shares
at September 30, 2009 and December 31, 2008	(281)	(281)
Total stockholders' equity	37,475	36,979

Total liabilities and stockholders' equity	$39,971	$39,721